 Exhibit 10.4

EDS EXECUTIVE DEFERRAL PLAN

(As Amended and Restated Effective January 1, 2008)

EDS EXECUTIVE DEFERRAL PLAN

(As Amended and Restated Effective January 1, 2008)

ARTICLE I

INTRODUCTION

1.1       Restatement.  The EDS Executive Deferral Plan (the "Plan") was originally established as of January 1, 2000 and was previously restated effective January 1, 2002. The Compensation and Benefits Committee of the Board of Directors of Electronic Data Systems Corporation, hereby amends and restates the Plan in its entirety, effective January 1, 2008, except where specifically provided otherwise.

1.2      Purpose.  The objective and purpose of the Plan is to attract and retain competent officers, key executives and highly compensated employees by offering flexible compensation opportunities to officers, key executives and highly compensated employees of the Company and to offer them an opportunity to defer income to be paid at a later date.  The Plan shall not constitute a "qualified plan" subject to the limitations of Section 401(a) of the Code, nor shall it constitute a "funded plan," for purposes of such requirements.  The Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1       Definitions.  The following words and phrases shall have the meaning set forth below, unless a different meaning is required by the context in which the word or phrase is used.

(a)       Account shall mean the bookkeeping account to which a Participant's deferred Compensation is credited, together with any earnings thereon.  A Participant's Account shall be segregated into a Pre-2005 Account and a Post-2004 Account.

(b)       Additional Credits shall mean amounts credited to a Participant's Account pursuant to Section 4.3, and any earnings thereon.

(c)       Affiliate shall mean (i) a corporation that is a member of a controlled group of corporations (as determined pursuant to Section 414(b) of the Code) which includes the Company, and (ii) a trade or business (whether or not incorporated) which is under common control (as determined pursuant to Section 414(c) of the Code) of the Company.  For purposes of a Participant's Post-2004 Account, the Plan shall use the fifty percent (50%) or greater ownership threshold provided under Treasury Regulation Section 1.409A-1(h)(3) in applying this Section 2.1(c) to the provisions of Article V.

(d)       Beneficiary shall mean the person or persons, or a trust created for the benefit of such person or persons, or the Participant's estate, designated by the Participant in a writing filed with the Plan Administrator to receive payment of the Participant's Account upon the death of the Participant.

(e)        Board shall mean the Board of Directors of the Company.

(f)        Bonus shall mean (i) any portion of an Eligible Employee's Compensation payable under the EDS Corporate Bonus Plan (the "Corporate Bonus"), (ii) any portion of an Eligible Employee's Compensation payable under the Company's Project Performance Bonus Plan (the "Performance Bonus") and/or (iii) any portion of an Eligible Employee's Compensation payable as a bonus under the Company's Bonus Plan for Selling (the "Sales Bonus"), as applicable.  Prior to January 1, 2005, Bonus meant any portion of an Eligible Employee's Compensation payable under the Company's executive bonus program as in effect from time to time ("EBP Bonus"), or designated and payable by the Company or Participating Employer as a bonus.

(g)        Cash Dividend Equivalent shall mean, with respect to any dividend declared on Common Stock, an amount of cash equal to the per-share value of such dividend (whether payable in cash or property).

(h)        Cause shall mean a Participant has:

(i)         engaged in material misconduct in association with his/her position with the Employer;

(ii)        materially failed to follow and/or violated the Employer's policies (including without limitation the Employer's Code of Business Conduct, as amended from time to time), directives or orders applicable to employees holding comparable positions;

(iii)       intentionally destroyed or stolen Employer property or falsified Employer documents;

(iv)       been convicted of a felony or any crime involving moral turpitude;

(v)       without the express, prior written consent of the Employer's General Counsel, engaged in any of the conduct described in subparagraphs (a) through (d) below, either directly or indirectly, individually or as an employee, contractor, consultant, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly trade corporation) or in any other capacity for any person, firm, partnership or corporation:

(a)       during the Participant's employment with the Employer or during the 6-month time period thereafter, the Participant performed duties as or for a direct competitor of the Employer in the geographic region in which the Participant provided services to the Employer during the 6-month period preceding the Participant's termination (i) which are the same or similar to the duties performed by the Participant at any time during the 12-month period preceding the Participant's termination; or (ii) which involved the use or disclosure of any confidential information which the Participant received, obtained or acquired during, or as a consequence of, his/her employment with the Employer;

(b)       during the time of the Participant's employment with the Employer or during the 12-month time period thereafter, the Participant performed duties for any current client or prospective client of the Employer with whom the Participant interacted during the 6-month period preceding his/her termination (i) which are the same or similar to the duties performed by the Participant at any time during the 12-month period preceding the Participant's termination; or (ii) which involve the use or disclosure of any confidential information which the Participant received, obtained or acquired during, or as a consequence of, his/her employment with the Employer;

(c)       during the time of the Participant's employment with the Employer or during the 12-month time period thereafter, the Participant was involved in the inducement of or otherwise encouraged the Employer's employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with the Employer within the 12‑month period prior to the Participant's termination; or

(d)       during the time of the Participant's employment with the Employer or during the 12-month time period thereafter, the Participant participated voluntarily with or provided assistance or information to any person or entity with regard to (i) negotiations with the Employer involving a contract or services to be rendered by the Employer, regarding such contract or services; or (ii) a potential or existing business or legal dispute with the Employer, including, but not limited to, litigation, except as may be required by law; or

(vi)      during the time of his/her employment or during the 12-month time period thereafter, without the express, prior written consent of a Company officer, engaged in any of the conduct described in subparagraphs (a) and (b) below, either directly or indirectly, individually or as an employee, contractor, consultant, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly held corporation) or in any other capacity for any person, firm, partnership or corporation:

(a)       hired, attempted to hire or assisted any other person or entity in hiring or attempting to hire any current employee of the Employer or any person who was an employee of the Employer within the 12-month period prior to the termination of the Participant's employment; or

(b)       solicited, diverted, or took away, in competition with the Employer, the business or patronage of any current Employer client or any prospective client with whom the Participant had involvement on behalf of the Employer during the 6-month period preceding the Participant's termination.  Notwithstanding the foregoing, this prohibition does not apply to any person or entity who is no longer a client or prospective client at the time of any such solicitation by the Participant.

(i)        Change of Control shall, with respect to a Participant's Pre-2005 Account, mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limiting the generality of the foregoing, a Change of Control shall be deemed to have occurred (irrespective of the applicability of the initial clause of this provision) if at any time (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of the Company or any Affiliate, and (ii) any entity organized, appointed or established by the Company pursuant to the terms of any such plan) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two‑thirds of the members of the Board in office immediately prior to such person's attaining such percentage interest; (b) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the whole Board thereafter; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted members of the Board (including for this purpose any new member whose election or nomination for election by the Company's stockholders was approved by at least two-thirds of the members of the whole Board then still in office who were members of the Board at the beginning of such period) cease for any reason to constitute a majority of the whole Board.

Change of Control shall, effective January 1, 2005 with respect to a Participant's Post-2004 Account, mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined and determined under Section 409A except as modified by the following sentence.  In accordance with Section 409A, a Change of Control shall be deemed to occur on the date upon which one of the following events occurs:

(i)        any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii)        any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(iii)       a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)       any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 40% or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(j)        CIC Event shall mean such term as defined in Section 6.2.

(k)       Code shall mean the Internal Revenue Code of 1986, as amended.

(l)        Commissions shall, effective January 1, 2006, mean that portion of an Eligible Employee's Compensation payable in the form of a commission under the Company's Bonus Plan for Selling.  Prior to January 1, 2006, "Commissions" meant that portion of an Eligible Employee's Compensation designated as, and payable by the Company or a Participating Employer in the form of, a commission.

(m)      Committee shall mean the Compensation and Benefits Committee of the Board, or any successor thereto.

(n)       Common Stock shall mean the common stock, par value $.01 per share, of the Company.

(o)       Company shall mean Electronic Data Systems Corporation, a Delaware corporation.

(p)       Compensation shall mean the total earnings prior to withholding (excluding any imputed income items) payable to any Employee by an Employer for a Plan Year, disregarding any Deferral Election under the Plan, and increased by amounts not included in income through a salary reduction election made pursuant to a cafeteria plan described in Code Section 125 or the EDS 401(k) Plan.  The term "Compensation" shall exclude (i) compensation from awards under any stock option, stock or restricted stock award plan of an Employer, and the exercise of any grant, option or right thereunder, (ii) extraordinary expenses such as moving expenses, overseas living allowances, car allowance or imputed value of group life insurance; (iii) benefit dollars provided to purchase certain health and welfare benefits in the EDS Flexible Benefit Program and (iv) any other payments or benefits under any other employee benefit plan of an Employer.

(q)       Current Year Election shall mean an irrevocable Deferral Election made by an individual described in Section 4.1(b) after such individual's date of hire or salary increase, which is applicable to base salary only that is payable for services to be performed starting on the first day of the calendar month after such Deferral Election is made, but in the same Plan Year in which such Deferral Election is made.  An individual who is eligible to make a Current Year Election pursuant to Section 4.1(b) must make such Current Year Election during the twenty- five (25) day period commencing on the individual's Eligibility Date.

(r)        Deferral Election shall mean the agreement between the Company or Participating Employer and an Eligible Employee pursuant to which the Eligible Employee consents to participation and the deferral of Compensation hereunder, and designates the amount of Compensation to be deferred.

(s)       Deferral Election Deadline shall mean the following for the respective deferrable items of Compensation:  (i) the Deferral Election Deadline for Corporate Bonuses for a Plan Year is June 30 of that Plan Year; (ii) the Deferral Election Deadline for base salary for a Plan Year is December 15 (or, if December 15 falls on a Saturday or Sunday or on a legal holiday, the next business day immediately following December 15) of the preceding Plan Year; and (iii) the Deferral Election Deadline for Commissions, Performance Bonuses and Sales Bonus for a Sales and Performance Compensation Deferral Period (as defined in Section 4.1(a)) is December 15 (or, if December 15 falls on a Saturday or Sunday or on a legal holiday, the next business day immediately following December 15) of the preceding Plan Year.  Notwithstanding the above, however, the following rules shall apply:

(1)       The Deferral Election Deadline for an Employee who becomes a Springing Eligible Employee (as such term is defined in Section 2.1(x)(3)), who is newly hired (and otherwise eligible to defer by reason of Section 2.1(x)(2)) or who becomes a Transitioned Employee (and otherwise eligible to defer by reason of Section 2.1(x)(4)) on or after November 1, but on or before December 31, shall be the twenty-fifth (25th) day after the Employee's Eligibility Date; provided, however, that any Deferral Election made pursuant to this Section 2.1(s)(1) shall be applicable only with respect to (i) base salary that is payable for services to be performed starting on the first day of the calendar month after the Deferral Election is made and (ii) Commissions, Performance Bonuses and Sales Bonuses, as applicable, for the following Sales and Performance Compensation Deferral Period.  Notwithstanding the October 1, 2005 Eligibility Date in Section 2.1(w) or any other provision to the contrary, an Employee who is described in this Section 2.1(s)(1) and who satisfies the requirements in Section 2.1(s)(2) for a Corporate Bonus Deferral Election in the following Plan Year shall be eligible to make such Corporate Bonus Deferral Election.

(2)       A Corporate Bonus Deferral Election shall only be available for a Plan Year if (i) the Corporate Bonus for that Plan Year satisfies the definition of "performance-based compensation" set forth in Treasury Regulation Section 1.409A-1(e) and (ii) as of the date of the Corporate Bonus Deferral Election Deadline, the Corporate Bonus is not both substantially certain to be paid and readily ascertainable.  If a Corporate Bonus does not satisfy both (i) and (ii) for a Plan Year, then no Bonus Deferral Election may be made for that Plan Year.  Further, notwithstanding anything herein to the contrary, only those Participants who perform services continuously from the date upon which the Corporate Bonus performance criteria for a Plan Year are established through the date the Participant makes a Corporate Bonus Deferral Election for that Plan Year shall be eligible to make a Corporate Bonus Deferral Election for that Plan Year.  In no event shall a Corporate Bonus be subject to a Current Year Election.

(3)       In the case of those Eligible Employees who were inadvertently excluded from the base salary and Commission Deferral Election process for the 2005 Plan Year due to an administrative error in calculating their Earnings as of the 2005 Plan Year's Eligibility Date, the Deferral Election Deadline for such Eligible Employees is March 15, 2005 and the Deferral Election shall only apply to deferrable items of Compensation for the 2005 Plan Year that are payable for services to be performed after such Deferral Election is made.  Eligible Employees who are entitled to make the Deferral Elections described in the immediately preceding sentence may make such elections during the period March 1, 2005 through March 15, 2005.

(t)        Disabled shall mean, with respect to a Participant's Pre-2005 Account, when the Participant begins to receive payments under the Employer's long-term disability plan and with respect to a Participant's Post-2004 Account, Disabled shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's Employer.

(u)       Dividend Equivalent shall mean, with respect to any dividend declared on Common Stock, a number of stock units (including fractional stock units) determined by dividing (i) the product of the per-share dividend multiplied by the number of stock units credited to the Stock Equivalent Portion of a Participant's Account as of the applicable record date for such dividend by (ii) the Fair Market Value of a share of Common Stock on such record date.

(v)       EDS 401(k) Plan shall mean the employee retirement plan intended to qualify under Code Sections 401(a) and 401(k) as established by the Company effective July 1, 1983, as amended from time-to-time, any successor to such plan, and any other plan of the Company or an Affiliate intended to qualify under Code Sections 401(a) and 401(k) as may be designated by the Committee.

(w)      Eligibility Date means October 1, 2005, and each succeeding October 1 thereafter provided that for purposes of Corporate Bonus Deferral Elections made during June 2005 the Eligibility Date means May 1, 2005.  In the case of an Eligible Employee described in 2.1(x)(2), "Eligibility Date" means the first day of the calendar month following the calendar month in which the Employee is newly hired while in the case of an Eligible Employee described in 2.1(x)(3) or (4), "Eligibility Date" means the first day of the calendar month following the calendar month in which the Employee is designated as an Eligible Employee by the Company's Vice President, Global Compensation and Benefits.

(x)        Eligible Employee shall mean an Employee of the Company or a Participating Employer who, as of the Eligibility Date, satisfies the following requirements:

(1)        an Employee on the U.S. payroll of the Company or other Participating Employer whose Compensation

(A)       as of the Eligibility Date, includes salary payable at a rate equal to or in excess of the Section 401(a)(17) Limitation, or

(B)       For the 12 month period ended September 30 (or, for the 12 month period ended April 30 for purposes of the Corporate Bonus Deferral Elections made during June 2005) equaled or exceeded the Section 401(a)(17) Limitation; or

(2)       an Employee on the U.S. payroll of the Company or other Participating Employer who is hired after the October 1 Eligibility Date and who otherwise would have been an Eligible Employee under the provisions of subdivision (1) above; or

(3)       an Employee on the U.S. payroll of the Company or other Participating Employer who, by reason of salary increase satisfies the eligibility provisions of subdivision (1) above after the October 1 Eligibility Date ("Springing Eligible Employee"); or

(4)       a Transitioned Employee acquired before or after the October 1 Eligibility Date, but only if (i) during the 12-month period ending on September 30 (or, for the 12 month period ended April 30 for purposes of the Corporate Bonus Deferral Elections made during June 2005), the Transitioned Employee received combined compensation from his or her prior employer(s) and the Company (or other Participating Employer) in an amount which would have otherwise classified him or her as an Eligible Employee under subdivision (1)(B) above, and (ii) the Transitioned Employee is so designated as an Eligible Employee by the Company's Vice President, Global Compensation and Benefits.

If an Employee becomes an Eligible Employee pursuant to the provisions of subsection (2), (3) or (4), he or she shall remain an Eligible Employee for two Plan Years.  After such time, the Employee shall no longer be an Eligible Employee unless he or she meets the requirements to be an Eligible Employee under the other provisions of this Section 2.1(x) (disregarding subsection (2), (3) or (4), as applicable, for such purposes).

Notwithstanding the foregoing, the following Employees shall not be Eligible Employees:

(1)        non-resident aliens who are not subject to United States federal income taxation on Compensation;

(2)        resident aliens who are not subject to United States federal income taxation on Compensation;

(3)        U.S. citizens residing (whether permanently or temporarily) outside the United States;

(4)        any person hired by a foreign entity in which the Company has a direct or indirect ownership interest; and

(5)        any person eligible to participate in the EDS Puerto Rico Savings Plan.

Notwithstanding the foregoing, any Employee whom the Plan Administrator determines is not a member of a select group of management or a highly compensated employee will not be an Eligible Employee.

(y)      Employee shall mean any person employed as an employee by an Employer and on the payroll of an Employer.  If a person's status as an employee is redetermined retroactively, such redetermination shall not affect participation in the Plan prior to the redetermination.

(z)        Employer shall mean the Company and Participating Employers.  A list of the Employers which participate in this Plan is attached as Appendix A.

(aa)      ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

(bb)     Fair Market Value of a share of Common Stock shall mean, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sales reported on that date, on the last preceding date on which such a sale was so reported, or (iii) if the Common Stock is not so listed or quoted but is traded in the over‑the‑counter market, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotations Bureau Incorporated.

(cc)      FICA shall mean the taxes imposed under the Federal Insurance Contributions Act for which withholding from employees may be required from time to time.

(dd)     Fixed-Income Equivalent Portion shall mean that term as defined in Section 4.4(a).

(ee)     IP Award shall mean any RSU, option or other award granted to an Employee under the SIP.

(ff)       Leave of Absence shall mean any Employee's absence from active employment with an Employer by reason of leave granted in conformity with the Employer's policy other than a Disability Leave of Absence or a Permitted Absence.

(gg)      Participant shall mean each Eligible Employee who has properly completed and filed a Deferral Election with the Plan Administrator and each Eligible Employee who has been credited with discretionary additional credits pursuant to Section 4.3(c).

(hh)      Participating Employer shall mean any Affiliate which, with the consent of the Committee, elects to become and accepts the obligations of an Employer hereunder.

(ii)        Plan shall mean this EDS Executive Deferral Plan, as amended from time to time.

(jj)        Plan Administrator shall mean the Committee or such person or entity designated and authorized by the Committee under Section 8.1 to act as Plan Administrator.

(kk)      Plan Year shall mean the calendar year.

(ll)        Pre-2005 Account shall mean that portion of a Participant's Account as of December 31, 2004 that is "earned and vested" (as defined in Section 409A), plus subsequent rates of return on that amount calculated pursuant to Section 4.4.

(mm)    Post-2004 Account shall mean the remainder of a Participant's Account after subtracting the amount of the Pre-2005 Account.

(nn)      Restricted Period shall mean such term as defined in Section 5.2.

(oo)     RSU shall mean a restricted stock unit IP Award.  Effective January 1, 2005, no new RSU Deferral Elections are permitted under the Plan.  Any references in the Plan to RSUs applies to RSU Deferral Elections that were made prior to January 1, 2005.

(pp)     Section 401(a)(17) Limitation shall mean the dollar amount established by Code Section 401(a)(17) which limits the annual compensation of each employee taken into account under a qualified plan.

(qq)     SIP shall mean the 1996 Incentive Plan of Electronic Data Systems Corporation.

(rr)       Section 409A shall mean Section 409A of the Code and any regulations or other guidance promulgated thereunder.

(ss)      Specified Employee shall, for the period described in the last sentence of this paragraph, mean a Participant who at any time during the 12-month period ending on the immediately preceding December 31 (the "Determination Period") met the definition of "key employee" as defined and determined under Internal Revenue Code Section 416(i) and the regulations thereunder because the Participant was: (i) an officer of the Company or an Affiliate with Key Employee Compensation of at least $130,000 (as adjusted pursuant to Code Section 416(i)(1)(A)); (ii) a 5% owner of the Company; or (iii) a 1% owner of the Company with Key Employee Compensation of at least $150,000.  For purposes of (i) above, only an employee of the Company or an Affiliate who, based solely on the nature of his or her respective duties, was an officer of the Company or an Affiliate during the Determination Period and whose Key Employee Compensation during the Determination Period, when ranked with all other such officers of the Company and Affiliates, was one of the fifty highest compensated officers during the Determination Period, shall be considered an officer of the Company or an Affiliate, as the case may be, during such Determination Period.  If a Participant was a key employee during a Determination Period pursuant to the foregoing provisions, the Participant shall be considered a "Specified Employee" for the 12‑month period commencing on the April 1 immediately following such Determination Period provided that (A) each Participant who was a key employee during the Determination Period ended December 31, 2004 shall be considered a "Specified Employee" for the period January 1, 2005 through March 31, 2006 and (B) for the period January 1, 2005 through March 31, 2006 only, the "key employees" for the Determination Period ended December 31, 2004 shall include both (I) the fifty highest compensated officers of just the Company and (II) the fifty highest compensated officers of the Company and its Affiliates on an aggregate basis.

For purposes of this Section 2.1(ss), the determination of which Participants are "key employees" pursuant to the preceding paragraph shall, in accordance with Treasury Regulation Section 1.415(c)-2(g)(5)(ii), be made by excluding all compensation of employees of the Company and its Affiliates who were "nonresident aliens" (as such term is defined in Treasury regulation Section 1.409A-1(j)) during the applicable Determination Period provided that such exclusion is made in all of the Company's and its Affiliates' other nonqualified deferred compensation plans and arrangements that are subject to Section 409A.  In addition, for purposes of this Section 2.1(ss), the term "Key Employee Compensation" means, in accordance with Treasury Regulation Section 1.415(c)‑2(d)(4), compensation received from the Company and any Affiliates that is required to be reported under Code Sections 6041 and 6051 and 6052 (i.e. Box 1 compensation) but, except as provided in the immediately preceding sentence, determined without regard to any rules that limit remuneration included in wages based on the nature or location of the employment or the services performed, increased by amounts excluded from compensation in lieu of benefits under a cash or deferred arrangement under Code Section 401(k), a cafeteria plan under Code Section 125 or a salary reduction agreement under Code Section 132(f)(4).

(tt)       Stock Equivalent Portion shall mean that term as defined in Section 4.4(a).

(uu)     Transitioned Employee means an Employee who becomes employed by an Employer by reason of a merger or acquisition transaction.  A Transitioned Employee shall be considered to be a Transitioned Employee on the date he or she is first employed by an Employer.

(vv)     Valuation Date shall mean the last business day of each calendar month, or more frequently as authorized by the Plan Administrator.

2.2       Construction.  If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan shall continue in full force and effect.  All of the provisions of this Plan shall be construed and enforced in accordance with the laws of the State of Delaware (other than its laws regarding choice of laws) and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law.  The masculine gender, where appearing in this Plan, shall include the feminine gender, and vice versa.  The terms "delivered to the Plan Administrator" and "filed with the Plan Administrator," as used in this Plan, shall include, respectively, delivery to and filing with a person or persons designated by the Plan Administrator for the disbursement and the receipt of administrative forms.  Whenever a Participant is required to make a "filing" of an election or form or required to make a submission in "writing" under this Plan, such "filing" or "writing" requirement may be satisfied by the Participant electronically (but only if the Plan Administrator has designated that such requirement may be satisfied electronically).  Headings and subheadings in the Plan are for the purpose of reference only and are not to be considered in the construction of this Plan.

2.3       Compliance with Section 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A with respect to Post-2004 Accounts.  With respect to Pre-2005 Accounts, it is intended that such accounts qualify for "grandfathered" status and continue to be governed by the law applicable to nonqualified deferred compensation prior to enactment of Section 409A.  This Plan shall be administered in a manner consistent with this intent, and any provision that would cause a Post-2004 Account to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the affected Participants).

ARTICLE III

PARTICIPATION AND VESTING

3.1      Eligibility and Participation.  An Eligible Employee who properly completes and files with the Plan Administrator a Deferral Election pursuant to which a portion of his Compensation is deferred under the Plan shall become a Participant.  A Participant shall remain a Participant until his entire Account under the Plan is extinguished, through distribution or otherwise.  An Eligible Employee shall also become a Participant if he or she is credited with discretionary additional credits pursuant to Section 4.3(c).

3.2      Ceasing to be an Eligible Employee.  Status as an Eligible Employee will be redetermined from time to time, at least annually.  If an individual ceases for any reason to be an Eligible Employee, through termination of employment or otherwise, his Deferral Election shall forthwith terminate, and he shall not again become eligible to make a Deferral Election until he again becomes an Eligible Employee; provided, however, that an Eligible Employee who ceases to be an Eligible Employee by reason of not having the requisite Earnings under Section 2.1(x)(1) shall continue to be an Eligible Employee (and shall continue to be eligible to make a Deferral Election) for the Plan Year and/or the Sales and Performance Compensation Deferral Period (as defined in Section 4.1(a)) immediately following the Eligibility Date on which he or she fails to meet the Earnings requirements of Section 2.1(x)(1).

3.3       Vesting.  Except as provided below, a Participant shall at all times be fully vested in and have a nonforfeitable right to amounts credited to his Account.

(a)        Deferred RSUs Subject to Restrictions.  Restricted deferred RSUs shall be subject to forfeiture as provided in Section 5.2.

(b)       Early Distribution Penalty.  A Participant who, with respect to the Participant's Pre-2005 Account, receives an early distribution pursuant to Section 5.5 shall incur a forfeiture as provided in such section.

(c)       Forfeiture of Additional Credits for Cause.  Notwithstanding a Participant's eligibility for a distribution from or of his/her Account, the portion of a Participant's Account attributable to Additional Credits shall be subject to forfeiture at the Committee's discretion if, upon consideration of the facts and circumstances and any advice or recommendation of the Employer, the Committee finds that Cause exists.  Similarly, in the event the Committee, in its discretion, upon consideration of the facts and circumstances and any advice or recommendation of the Employer, concludes, subsequent to the Participant's receiving a distribution (or distributions) of any portion of Additional Credits from his/her Account (including any Dividend Equivalents received thereon), that the Participant violated the non-compete and/or non-solicitation provisions of Section 2.1(h), the Participant shall be required to reimburse the Employer in an amount equal to such distribution(s).

(d)       Waiver and Release.  If a Participant or Beneficiary refuses or fails to execute a binding waiver and release in such form as the Committee may require as a condition of participating in the Plan or receiving a distribution from or of a Participant's Account, the Committee may, in its discretion, direct that all or any portion of such Account be forfeited.

ARTICLE IV

DEFERRAL ELECTIONS, MATCHING CREDITS

AND ACCOUNTING

4.1       Deferral Elections.

(a)       Elections.  Eligible Employees shall be notified of their status as such.  Each Eligible Employee shall be provided an opportunity to make Deferral Elections prior to the Deferral Election Deadline.  Notwithstanding anything herein to the contrary, no Deferral Elections for Commissions, Performance Bonuses or Sales Bonuses shall be permitted for Commissions, Performance Bonuses or Sales Bonus paid during the period January 1, 2006 through March 31, 2006.  Effective April 1, 2006, an Eligible Employee's Commission, Performance Bonus and/or Sales Bonus Deferral Election shall apply to all Commissions, Performance Bonuses and Sales Bonuses paid to the Eligible Employee during the twelve (12) month period of April 1 through March 31 that immediately follows the Commission, Performance and Sales Bonus Deferral Election Deadline set forth in the first paragraph of Section 2.1(s) or in Section 2.1(s)(1), as applicable (the "Sales and Performance Compensation Deferral Period").

Deferral Elections for a Plan Year and a Sales and Performance Compensation Deferral Period shall be made on forms provided by the Plan Administrator.  Deferral Elections shall be filed with the Plan Administrator no earlier than the date permitted by the Plan Administrator and no later than the Deferral Election Deadline.  Deferral Elections for a Plan Year and a Sales and Performance Compensation Deferral Period shall become irrevocable on the Deferral Election Deadline.

(b)       Current Year Elections.  Notwithstanding the foregoing, an individual who meets the requirements to be an Eligible Employee on the first day of the calendar month following his or her date of hire shall be eligible to make a Current Year Election, if his or her date of hire is prior to November 1.   In addition, an individual who, by reason of salary increase, meets the requirements to be an Eligible Employee on the first day of the calendar month following the salary increase, shall be eligible to make a Current Year Election, if such salary increase and the designation by the Company's Vice President, Global Compensation and Benefits that the individual is eligible to make a Current Year Election both occur prior to November 1.  A Transitioned Employee who is an Eligible Employee solely by reason of Section 2.1(x)(4) shall not be eligible to make a Current Year Election.

(c)       New Elections and Terminations of Elections.  A new Deferral Election will be required for each Plan Year and each Sales and Performance Compensation Deferral Period.  A Participant's Deferral Election shall automatically terminate on the earlier of (i) the Participant's termination of employment, (ii) the date the Participant is disabled or (iii) the date provided in Section 4.1(g).  For purposes of this Section 4.1(c), "disabled" means a medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(d)      Separate Elections; Limitations on Elections.  Separate Deferral Elections may be made with respect to Corporate Bonuses, Performance Bonuses Sales Bonuses, base salary and Commissions.  Deferral Elections must be made in whole percentage increments of at least 1% where dollars will be rounded down up to the next whole dollar.  Any amounts which are not deferred by reason of being rounded down shall be paid to the Participant as Compensation through the usual payroll process.

For any Plan Year and/or Sales and Performance Compensation Deferral Period, an Eligible Employee may make a Deferral Election with respect to a maximum of:

(i)         50% of base salary that is earned and would otherwise be payable in the Plan Year earned,

(ii)        100% of Corporate Bonuses that are earned in the Plan Year and would otherwise be payable in the following Plan Year,

(iii)       100% of the Participant's Commissions, Performance Bonuses and Sales Bonuses, as applicable, that are earned in the Plan Year and would otherwise be payable in the Sales and Performance Compensation Deferral Period commencing during the Plan Year.

Notwithstanding anything herein to the contrary, the Deferral Election in (iii) above shall not apply to payments of an Eligible Employee's Commissions and/or Sales Bonuses that have been deferred pursuant to the terms of the Company's Bonus Plan for Selling.

(e)       Deferral Limitations for Current Year Elections.  Individuals who are eligible to make a Current Year Election under Section 4.1(b) may defer base salary only under such Current Year Election, and shall not be eligible to defer Corporate Bonuses, Commissions, Performance Bonuses or Sales Bonuses under such Current Year Election.

(f)        Withholding for Deferrals.  Amounts deferred pursuant to a Participant's Deferral Election shall be credited to a Participant's Account as soon as administratively practicable after such amount would otherwise have been paid to the Participant.  The amount credited to the Account shall not be reduced by any applicable taxes (including but not limited to FICA taxes).  Instead, at the discretion of the Company, any amounts required to be withheld for taxes with respect to amounts deferred pursuant to a Participant's Deferral Election shall be withheld from other cash compensation of the Participant or shall be satisfied by payment by personal check from the Participant to the Company as the Company may permit on a case‑by‑case basis.

(g)       Limit on Deferral Elections After Hardship Distribution.  Notwithstanding any other provision of this Section 4.1 to the contrary, if a Participant in this Plan takes a hardship distribution from the EDS 401(k) Plan, then the Participant's Deferral Election for the remainder of that Plan Year and the remainder of that Sales and Performance Compensation Deferral Period (and, if applicable, the immediately following Plan Year and the immediately following Sales and Performance Compensation Deferral Period) shall automatically terminate on the date the Participant must cease making elective deferrals under the EDS 401(k) Plan. Thereafter, effective as of the start of the first Plan Year and the first Sales and Performance Compensation Deferral Period immediately following the expiration of the period during which the Participant must cease making elective deferrals under the EDS 401(k) Plan, the Participant, if otherwise an Eligible Employee for such Plan Year and such Sales and Performance Compensation Deferral Period, may make a Deferral Election pursuant to Section 4.1 for such Plan Year and such Sales and Performance Compensation Deferral Period.

(h)        Other Limitations.  In the event that the Stock Equivalent rate of return is eliminated pursuant to Section 4.4(c), then the Vice President, Global Compensation and Benefits may, in his sole discretion, eliminate one or more of the forms of compensation that are identified under Section 4.1(d) as eligible for a Deferral Election.

4.2       Accounting for Deferred Compensation.  The Plan Administrator shall maintain a Pre‑2005 Account (if applicable) and a Post-2004 Account in the name of each Participant.  The value of each Pre-2005 Account and Post-2004 Account shall be adjusted as of each Valuation Date to reflect the deferred Compensation credited thereto, the rate of return credited (or charged) to such Account, and any amounts distributed or withdrawn from such Account since the most recent prior Valuation Date.  In the sole discretion of the Plan Administrator, one or more additional sub-Accounts may be established for each Participant to facilitate recordkeeping convenience and accuracy.

Establishment and maintenance of Accounts hereunder shall not be construed as giving any person any interest in assets of the Company or an Affiliate, or a right to payment other than as provided hereunder.  An Account shall be maintained until all amounts credited to such Account have been withdrawn, distributed, forfeited, or otherwise extinguished in accordance with the terms and provisions of this Plan.

4.3       Additional Credits.

(a)       Deemed Limit Credit.  A Participant's Post-2004 Account shall be eligible to be credited each Plan Year with an amount ("Deemed Limit Credit") equal to 1.5% of the amount, if any, by which the Participant's Compensation exceeds the Section 401(a)(17) Limitation for such Plan Year.  Deemed Limit Credits will be credited to a Participant's Post-2004 Account for a Plan Year only to the extent the Participant has deferred in such Plan Year for immediate allocation to the Stock Equivalent Portion of his Account Compensation (not including any RSUs) in an amount at least equal to the amount of the Deemed Limit Credit.  Deemed Limit Credits, if made, shall be credited as of the last day of the Plan Year, and only if the Participant is an Eligible Employee as defined in Section 2.1(x), but determined as of the last day of the Plan Year instead of as of the Eligibility Date; provided, however, that this last day of the Plan Year requirement shall not apply to any Participant who is not an Eligible Employee as of the last day of the Plan Year solely because (i) he or she is a U.S. citizen who is residing (whether permanently or temporarily) outside the United States, or (ii) as of the last day of the Plan Year, he or she does not meet the income threshold for Eligible Employee status set forth in Section 2.1(x)(1).  Deemed Limit Credits that were made under the Plan prior to January 1, 2005 are reflected in the Pre-2005 Accounts of those Participants who received such Deemed Limit Credits.

(b)       Match of Amounts Deferred into Stock.  No further Match credits are made to the Plan effective January 1, 2005.  Prior to January 1, 2005, a Participant's Pre-2005 Account was credited each Plan Year with an amount ("Match") based on the amount of Bonus and Matchable Compensation (as defined below) deferred in such Plan Year with respect to which the Participant immediately elected the Stock Equivalent rate of return.  The amount of the Match was equal to 25% of the sum of (i) the amount of the Bonus so deferred (up to a maximum deferral of 25% of the pre-deferral Bonus) plus (ii) the amount of deferred Matchable Compensation (up to a maximum deferral of 15% of the pre-deferral amount of Matchable Compensation). "Matchable Compensation" for this purpose was Compensation (other than RSUs or Bonuses and other than amounts arising under a plan or agreement providing for payment (as opposed to acceleration) of amounts in the event of a Change of Control).  Such Match (net of applicable withholding for taxes) was credited to the Participant's Pre-2005 Account as of the last day of the Plan Year, and only if the Participant was an Eligible Employee as defined in Section 2.1(x), but determined as of the last day of the Plan Year instead of as of the Eligibility Date; provided, however, that this last day of the Plan Year requirement did not apply to any Participant who was not an Eligible Employee as of the last day of the Plan Year solely because (i) he or she was a U.S. citizen who was residing (whether permanently or temporarily) outside the United States, or (ii) as of the last day of the Plan Year, he or she did not meet the income threshold for Eligible Employee status set forth in Section 2.1(x)(1). All Match amounts were only credited to the Stock Equivalent Portion of a Participant's to the Stock Equivalent Portion of a Participant's Pre‑2005 Account.

(c)       Discretionary Additional Credits.  At the discretion of the Committee, which may be exercised on a case by case basis, the Stock Equivalent Portion of a Participant's Post-2004 Account may be credited from time to time with additional credits in the form of any number of deferred stock units.

(i)        Such discretionary additional credits shall be subject to such vesting and other conditions (including but not limited to conditions regarding distributions and treatment of Dividend Equivalents) as the Committee may impose.

(ii)        Cash Dividend Equivalents shall be credited to the Stock Equivalent Portion of the Participant's Post-2004 Account.  In the event an extraordinary dividend (whether payable in cash or other property) is declared on Common Stock, the Dividend Equivalent of such extraordinary dividend shall be credited to the Stock Equivalent Portion of each Participant's Post-2004 Account.

(iii)       With respect to Ronald Rittenmeyer only, any amounts required to be withheld for Federal Insurance Contributions Act (FICA) taxes (and for income taxes on such withheld FICA taxes) with respect to discretionary additional credits credited to his Post-2004 Account and related Dividend Equivalents shall be withheld and paid from his discretionary additional credits in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(vi).  In the case of all other Participants (and in the case of Ronald Rittenmeyer with respect to taxes other than FICA taxes and income taxes on the withheld FICA taxes), any amounts required to be withheld for taxes (including but not limited to FICA taxes) with respect to their Post-2004 Account discretionary additional credits and Dividend Equivalents shall not be withheld and paid from such credits and Dividend Equivalents but shall instead, at the discretion of the Company, be withheld from other cash compensation of the Participant or shall be satisfied by payment by personal check from the Participant to the Company as the Company may permit on a case by case basis.

(iv)       Discretionary additional credits that were made under the Plan and became vested prior to January 1, 2005 are reflected in the Pre-2005 Accounts of those Participants who received such discretionary additional credits.  The Committee may have imposed a prohibition against the Participant changing distribution options under Section 5.3, electing In-Service Distributions under Section 5.4 or electing Early Distributions under Section 5.5 with respect to any such discretionary additional credits. Further, at the discretion of the Committee, Cash Dividend Equivalents on such discretionary additional credits may either be paid in cash with respect to a Participant's discretionary additional credits at the same time as dividends are paid on Common Stock or credited to the Stock Equivalent Portion of the Participant's Pre-2005 Account.  Notwithstanding the foregoing, in the event an extraordinary dividend on such discretionary additional credits (whether payable in cash or other property) is declared on Common Stock, the Committee may, in its discretion, provide that the Dividend Equivalent of such extraordinary dividend shall be credited to the Stock Equivalent Portion of each Participant's Pre-2005 Account in lieu of being paid as a Cash Dividend Equivalent.  Finally, with respect to a Participant's Pre-2005 Account, any amounts required to be withheld for taxes (including but not limited to FICA)

with respect to any Dividend Equivalents shall not be withheld and paid from such Dividend Equivalents but shall instead, at the discretion of the Company, be withheld from other cash compensation of the Participant, or shall be satisfied by payment by personal check from the Participant to the Company as the Company may permit on a case by case basis.

(v)        Notwithstanding the vesting schedule set forth in those Awards of Additional Credit Under the EDS Executive Deferral Plan granted effective February 10, 2003 by the Committee to certain Participants employed by A.T. Kearney, Inc. (the "Awards"), all unvested deferred stock units granted under such Awards shall, except as provided in the last sentence of this Section 4.3(c)(v), completely vest on (i) the closing of the transaction pursuant to which A.T. Kearney, Inc. ceases to be an Affiliate (the "A.T. Kearney Transaction Closing") for those Award holders who are employed by A.T. Kearney, Inc. in any of its business operations other than the executive search business or the management, maintenance, repair and operations business at the time of the A.T. Kearney Transaction Closing or (ii)  the closing of the sale of the A.T. Kearney, Inc. executive search business (the "Executive Search Closing") for those Award holders who are A.T. Kearney, Inc. executive search employees at the time of the Executive Search Closing.  Notwithstanding anything to the contrary in the terms of the Awards, such vested deferred stock units shall be distributed on the date of the A.T. Kearney Transaction Closing or the Executive Search Closing, as applicable (or in accordance with the terms of the Plan in the case of those Award holders who elected under the Award to defer the distribution of the vested deferred stock units until after separation from service) provided that if there is a delay in such distribution for administrative or any other reasons, the distribution shall not be delayed beyond the last day permitted under Section 409A for treating a delayed payment as having been made on the date of the A.T. Kearney Transaction Closing or the Executive Search Closing, as applicable, or other applicable distribution date specified under the Plan.  For purposes of those vested deferred stock units that are distributable as of the date of the A.T. Kearney Transaction Closing or the Executive Search Closing pursuant to the foregoing, the Valuation Date shall be the date of the A.T. Kearney Transaction Closing or the Executive Search Closing, as applicable.  This Section 4.3(c)(v) shall not apply to John Egan.

4.4       Rates of Return.

(a)       Alternative Rates of Return.  Subject to Section 4.4(b), each Participant may elect either a "Fixed-Income Equivalent" or a "Stock Equivalent" rate of return for all or any portion of his entire Account (the "Fixed-Income Equivalent Portion" and "Stock Equivalent Portion," respectively) by filing an appropriate election with the Plan Administrator.

(i)        Fixed Income Equivalent.  The Fixed-Income Equivalent rate of return shall be the 30-year U.S. Treasury bond yield rate as published in the Wall Street Journal (or, if not published in the Wall Street Journal, then as announced by the U.S. Treasury Department) for the first business day of September of the prior Plan Year, plus 50 basis points.

(ii)        Stock Equivalent.  Amounts credited to the Stock Equivalent Portion of a Participant's Account shall be denominated in stock units.  The number of stock units shall be the sum of:

(1)        the number of RSUs deferred under the Plan, net of applicable taxes (if any) withheld from the deferred RSUs themselves, plus

(2)       the number (including fractions of an integer) determined by dividing (x) the value of any amount (other than RSUs) credited to the Stock Equivalent Portion of a Participant's Account, valued at its fair market value (as determined by the Plan Administrator) on the date it is so credited, net of any applicable taxes withheld, by (y) the Fair Market Value of a share of Common Stock on such date.

Each stock unit shall have a value equal to one share of Common Stock.  The number of stock units deemed credited to the Stock Equivalent Portion of a Participant's Account shall be subject to such equitable adjustment in the event of a stock dividend, stock split, share combination, spinoff, reorganization, recapitalization, merger or other transaction involving the Company as the Committee determines to be appropriate, subject to the overall limitation on shares available under the Plan.   As of the ex-dividend date of any cash dividend declared on Common Stock, the Dividend Equivalent attributable thereto shall automatically be credited to the Stock Equivalent Portion of each Participant's Account, unless the Participant is to receive Cash Dividend Equivalents with respect to deferred stock units credited to the Participant's Pre-2005 Account as discretionary additional credits under Section 4.3(c), in which case the Cash Dividend Equivalents with respect to such deferred stock units shall be paid to the Participant in cash, subject to applicable withholding.

(b)       Electing and Changing Rates of Return.  Deferred RSUs and Additional Credits shall always receive the Stock Equivalent rate of return.  At the time a Deferral Election is filed, a Participant shall irrevocably specify the percentage of other deferred Compensation for the next Plan Year that shall be allocated to the Fixed-Income Equivalent Portion of the Participant's Account and the percentage thereof that shall be allocated to the Stock Equivalent Portion of the Participant's Account.  Notwithstanding the irrevocability requirement of the immediately preceding sentence, a Participant may elect to prospectively change the rate of return on all or any portion of the existing balance in the Fixed-Income Equivalent Portion of his or her Account to the Stock Equivalent rate of return, effective as of the first day of the month immediately following the date the election is filed with the Plan Administrator.  (No change shall be permitted from the Stock Equivalent rate of return to the Fixed-Income Equivalent rate of return.)  Notwithstanding the preceding, the Plan Administrator may postpone until after such period any transfer which would otherwise be made in a period in which the Participant would be prohibited (by Company policy or otherwise) from acquiring or disposing of equity securities of an Employer.  If a Participant fails to specify a rate of return upon filing his Deferral Election, amounts deferred pursuant to such Deferral Election for the next Plan Year shall be shall be credited as if the Participant elected the Stock Equivalent rate of return pursuant to this Section 4.4(b).  The Beneficiary of a Participant who has died shall have the same right as the Participant to elect the rate of return for the respective Account (or portion of an Account).

(c)       Authority to Eliminate Stock Equivalent Rate of Return.  The Vice President, Global Compensation and Benefits may, in his sole discretion, eliminate the Stock Equivalent rate of return provided by this Section 4.4 in the event he determines that it is necessary to eliminate such rate of return in order to maintain the Plan's grandfathered status under the New York Stock Exchange's shareholder approval requirements for equity compensation plans (the "NYSE Shareholder Approval Requirements").  In the event that the Stock Equivalent rate of return is eliminated under this Section 4.4(c), any references in this Plan to the Stock Equivalent Portion of a Participant's Account after the date on which the Stock Equivalent rate of return is eliminated shall, to the extent permitted by the NYSE Shareholder Approval Requirements or a reasonable interpretation thereof, mean the number of stock units credited to the Stock Equivalent Portion of a  Participant's Account on the date of elimination.  In such a case, no amounts (including Dividend Equivalents) shall be credited to the Stock Equivalent Portion of a Participant's Account after the date of elimination.  Instead, all deferral amounts, Additional Credits and any dividends declared on shares of Common Stock that are represented by units in the Stock Equivalent Portion of a Participant's Account shall be credited to the Fixed-Income Equivalent Portion of the Participant's Account starting on the day after the date the Stock Equivalent rate of return is eliminated.

(d)       Segregation of Pre-2005 and Post-2004 Accounts.  A Participant's rate of return calculated under this Section 4.4 shall be divided on a pro rata basis between the Participant's Pre-2005 Account and Post-2004 Account depending on the respective balances in such accounts at the time the rate of return is calculated.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.1      Time and Form of Distribution. In accordance with the provisions of Section 5.3 applicable to a Participant's Post-2004 Account, a Participant shall elect, on a form permitted by and delivered to the Plan Administrator, one of the following distribution methods for payment of the entire vested portion of amounts credited to the Participant's Post-2004 Account during each Plan Year and/or Sales and Performance Compensation Deferral Period (and such election shall become irrevocable on the applicable date set forth in Section 5.3):

(a)        a single lump sum, or

(b)       annual installments over a period, not exceeding ten (10) years, elected by the Participant, with the amount of each annual installment (prior to the last) being the balance of the Participant's Account subject to this distribution option as of January 31 of the calendar year in which such annual installment is paid divided by the number of installments (including the current installment) remaining to be paid, and with the last installment being the balance of the Participant's Account subject to distribution.

For purposes of Section 409A, the entire vested portion of amounts credited to the Participant's Post-2004 Account during each Plan Year and/or each Sales and Performance Compensation Deferral Period (and the rate of return on those amounts) shall be paid to the Participant in the form elected under this Section 5.1 except as otherwise provided in the last paragraph of Section 5.3.

Unless otherwise elected by a Participant, the lump sum payment or the first installment payment shall, subject to Section 5.15, be made on January 31 of the calendar year following the calendar year in which the Participant separates from service (or, if earlier, is Disabled) ("Commencement Date"), and any remaining installment payments shall, subject to Section 5.15, be made on January 31 of each successive year until payments are completed.  The Participant may defer the lump sum payment or the first installment payment past the Commencement Date by so electing on the form on which the Participant makes his or her distribution election.  If the Participant fails to elect a distribution option, distribution shall be made in a lump sum on the Commencement Date.  Distribution shall be subject to withholding for applicable taxes.

For purposes of a Participant's Post-2004 Account, the terms "separation from service" and "separates from service" are intended to have the same meaning as the terms are defined and determined under Treasury Regulation Section 1.409A-1(h)(1) provided that a Participant who transfers employment to another employer that is an Affiliate shall not be considered to separate from service.  Meanwhile, for purposes of a Participant's Pre-2005 Account, a Participant separates from service or a separation from service occurs when the Participant is no longer employed by (i) the Company, (ii) a Participating Employer or (iii) any member of a "controlled group of corporations" (as such term is defined in Code Section 414(b)) in which the Company is a member.  A separation from service is effective on the date recorded in the terminating employer's payroll records for purposes of the Participant's Pre-2005 Account while for purposes of the Participant's Post-2004 Account, it is effective on the date on which the Participant and the Company or Participating Employer, as the case may be, first reasonably anticipate that either no further services or the 80% or greater reduction in the level of services provided by Treasury Regulation Section 1.409A-1(h)(1)(ii) will be performed by the Participant for the Company or Participating Employer.  For purposes of this paragraph and consistent with the previous treatment of Participants who are employed by an Affiliate whose stock is sold by the Company to an unrelated third party, those Participants who are employed by A.T. Kearney, Inc. in any of its business operations other than the executive search business or the management, maintenance, repair and operations business at the time of the A.T. Kearney Transaction Closing shall be considered to separate from service on the date of the A.T. Kearney Transaction Closing and those Participants who are employed by A.T. Kearney, Inc. in its executive search business at the time of the Executive Search Closing shall be considered to separate from service on the date of the Executive Search Closing.

Notwithstanding anything herein to the contrary, if a Participant is a Specified Employee on the date of the Participant's separation from service for any reason other than death, distribution of the Participant's Post-2004 Account shall not be made or shall not commence, as the case may be, under this Section 5.1 until the later of (i) the Commencement Date described above or (ii) subject to Section 5.15, the first day of the seventh (7th) calendar month following the calendar month in which the Participant separates from service.  In the event the payment date in (ii) applies, the payments that the Participant would otherwise have received had payments started on the Commencement Date shall be paid to the Participant on the date set forth in (ii).

The Committee may change the timing and forms of payment available hereunder.  In making any such changes, the Committee shall take into account constructive receipt considerations and, with respect to Participants' Post-2004 Accounts, the requirements of Section 409A.  Notwithstanding anything herein to the contrary, in the event that all or any portion of a Participant's Account is includible in the Participant's income as a result of a failure to comply with the requirements of Section 409A, the Plan shall automatically pay to the Participant during the Plan Year in which such failure is identified a lump sum amount from the Participant's Account equal to the amount required to be included in the Participant's income as a result of such failure.

5.2      Restrictions on Distribution of Deferred RSUs.  Deferred RSUs and any returns credited thereto shall not be distributed and shall be subject to forfeiture for a period ("Restricted Period") commencing on the date the deferred RSUs are credited to the Participant's Account, and ending on the first anniversary of the last day of the Plan Year in which such deferred RSUs are so credited.  Thereafter, deferred RSUs shall be fully vested and nonforfeitable.  Restricted deferred RSUs shall be forfeited (or if distributed, subject to repayment) if the Committee, in its discretion, upon consideration of the facts and circumstances and any advice or recommendation of the Employer, finds at any time that Cause existed during the Restricted Period.  Deferred RSUs (and any returns credited thereto) which would otherwise have been distributed during the Restricted Period shall, subject to Section 5.15, be distributed on the first day of the calendar month after the end of the Restricted Period.

5.3       Changes in Distribution Options for a Participant's Pre-2005 Account; No Distribution Option Changes for a Participant's Post-2004 Account.  A Participant may, with respect to the Participant's Pre-2005 Account, change a form of distribution previously elected under Section 5.1, including selecting a later commencement date, by filing an election with the Plan Administrator in a form permitted by the Plan Administrator; provided, however, that no election shall be effective which extends the date of final distribution beyond the ninth anniversary of the Commencement Date; and provided further, that any change in a Participant's distribution option will become effective only if more than twelve months have elapsed from the date the election to change the distribution option is filed with the Plan Administrator to the date the Participant separates from service.  The form of distribution of a Participant's Pre-2005 Account on the Participant's separation from service shall therefore be determined by the most recent distribution option election that meets the foregoing requirement, except as provided in Sections 5.2, 5.5 and 5.6.

With respect to the entire amount in the Post-2004 Account of each Participant for whom a Post-2004 Account was established during the period January 1, 2005 through October 31, 2006, such a Participant may, during the period July 1, 2006 to October 31, 2006, make a final distribution form and timing election under Section 5.1 which shall become irrevocable on October 31, 2006 and shall apply to the entire amount in the Participant's Post-2004 Account provided, however, that such election shall not be effective unless more than twelve months have elapsed from the date on which the election is filed with the Plan Administrator to the date the Participant separates from service.  In the event a Participant described in the preceding sentence does not file a distribution form and timing election during the July 1, 2006 to October 31, 2006 election period (or if the Participant files such an election but it does not become effective because twelve months do not elapse before the Participant separates from service), then the Participant's entire Post-2004 Account shall be distributed in accordance with (i) the election filed by the Participant during the base salary Deferral Election period for the 2005 Plan Year (or, if later, during the base salary Deferral Election period specified in Section 2.1(q), 2.1(s)(1) or 2.1(s)(3), as applicable), (ii) the distribution election in effect for the Participant immediately prior to the base salary Deferral Election period for the 2005 Plan Year (where the Participant either failed to file a distribution election during the base salary Deferral Election period for the 2005 Plan Year or such an election did not become effective because twelve months did not elapse from when the election was filed to when the Participant separated from service) or (iii) the lump sum default payment form specified in Section 5.1 (where the Participant did not make a distribution election under Section 5.1 or the election did not become effective).

In the case of each Participant for whom a Post-2004 Account was established at any time after October 31, 2006, the distribution form and timing election under Section 5.1 (or the lump sum default payment form specified in Section 5.1 in the absence of an election) shall be irrevocable on the Participant's Current Year Election deadline specified in Section 2.1(q) or Deferral Election Deadline specified in Section 2.1(s), as applicable, for the first Deferral Election made by the Participant after October 31, 2006, and such irrevocable election (or lump sum default in the absence of an election) shall apply to the entire balance in the Participant's Post-2004 Account.

Notwithstanding the foregoing provisions of this Section 5.3, in the case of a Participant for whom a Post-2004 Account is established but who either doesn't make a Deferral Election or whose Deferral Elections have all been accompanied by an election under Section 5.4 to receive an in-service distribution of the entire amount of the related deferrals, the Participant may (unless the Participant has made a distribution form and timing election during the special July 1, 2006 to October 31, 2006 election period described above) make a distribution form and timing election under Section 5.1 for the Participant's first Deferral Election (or, if applicable, the Participant's first Deferral Election that is not accompanied by an election under Section 5.4 to receive an in-service distribution of the entire amount of related deferrals), and such distribution form and timing election (or the lump sum default payment specified in Section 5.1 in the absence of an election) shall (i) be irrevocable on the Deferral Election Deadline under Section 2.1(s) applicable to such first Deferral Election and (ii) apply to all amounts credited to the Participant's Post-2004 Account starting on the January 1 that immediately follows such Deferral Election Deadline.

5.4      In-Service Distributions.  At the time a Participant makes a Deferral Election with respect to any amounts of future Compensation for a particular Plan Year and/or a Sales and Performance Compensation Deferral Period, then, at the time of such Deferral Election, the Participant may also make an election that is irrevocable on that Plan Year's and/or Sales and Performance Compensation Deferral Period's Deferral Election Deadline to have any of such deferrals made to the Participant's Account (other than RSUs and Additional Credits) distributed to the Participant (except to any Participant who in the tax year of distribution is a "covered employee" as defined by Code section 162(m)) no sooner than, subject to Section 5.15, the January 31 of the third Plan Year following the Plan Year and/or the start of the Sales and Performance Compensation Deferral Period for which the Deferral Election is made.  Distribution shall be subject to withholding for applicable taxes.

(a)       Notwithstanding the provisions of this section, any Participant, who as of a Commencement Date, is a "covered employee" as defined by Code Section 162(m), shall not receive a distribution in accordance with any Deferral Election made pursuant to this Section 5.4 from (i) the Participant's Pre-2005 Account if the Company or a Participating Employer believes that the deduction for such payment would otherwise be limited or eliminated by the application of Code Section 162(m), but the Participant shall instead receive distribution from the Participant's Pre-2005 Account on January 31 of the first Plan Year in which such Participant is no longer a "covered employee," and (ii) the Participant's Post‑2004 Account to the extent the Company or a Participating Employer reasonably anticipates that the deduction for such distribution would not be permitted by the application of Code Section 162(m), but the Participant shall instead receive such distribution during the first calendar year in which the Company or Participating Employer reasonably anticipates, or should reasonably anticipate, that the deduction of the distribution will not be barred by the application of Code Section 162(m).  The preceding sentence shall apply to all scheduled distributions under this Section 5.4 from the Participant's Post-2004 Account to the extent the Company or Participating Employer reasonably anticipates that the deduction for such distributions would not be permitted by the application of Code Section 162(m).

(b)       Any amounts distributed in accordance with this section shall be in either of the following forms as properly elected by the Participant (and with respect to the Participant's Post-2004 Account, such election shall be irrevocable on that Plan Year's and/or Sales and Performance Compensation Deferral Period's Deferral Election Deadline):

(i)        single lump sum, or

(ii)       annual installments over a period, not exceeding 10 years, elected by the Participant, with the amount of each annual installment (prior to the last) being the balance of the Participant's Account subject to this distribution option as of January 31 of the calendar year in which such annual installment is paid divided by the number of installments (including the current installment) remaining to be paid, and with the last installment being the balance of the Participant's Account subject to distribution.

(c)        If any Participant should die or separate from service before the in-service commencement date set forth above of amounts subject to a Deferral Election made pursuant to this section, then such Deferral Election shall be void and the distribution provisions set forth in Section 5.1 shall be controlling provided that if the in-service distribution of a Participant's Post-2004 Account has been postponed pursuant to paragraph (a) above and the Participant separates from service, such distribution shall be made or shall commence during the first calendar year in which the Company or Participating Employer reasonably anticipates or should reasonably anticipate that the deduction of the distribution will not be barred by the application of Code Section 162(m).

For purposes of Section 409A, the vested portions of amounts credited to the Participant's Post-2004 Account during a particular Plan Year and/or each Sales and Performance Compensation Deferral Period (and the rate of return on those amounts) shall be a separately identifiable amount to which the Participant is entitled to payment in the manner elected under this Section 5.4.

5.5       Early Distributions.  The Plan Administrator, and upon application of a Participant, may direct distribution, prior to the Commencement Date either during employment or after the Participant separates from service, of such portion of the Participant's vested Pre‑2005 Account attributable to deferred Compensation (but not amounts attributable to Additional Credits) as the Participant may request.  The amount distributable shall be 90% of the amount requested by the Participant.  The remaining 10% shall be permanently forfeited by the Participant.

5.6       Small Account Balances.  If at the time a Participant separates from service, the vested balance of a Participant's Account is less than $15,000 (or, in the case of a Participant's Pre-2005 Account, if the portion of such account that is payable to a single Beneficiary following the Participant's death is less than $15,000), then notwithstanding the foregoing provisions of this Article V or any Participant's election to the contrary (but subject to Section 5.2), the Participant's Account (or such portion of the Participant's Pre-2005 Account following the Participant's death) shall, subject to Section 5.15, be distributed in a single lump sum on the first day of the calendar month following the calendar month in which the Participant separates from service provided, however, that if the Participant is a Specified Employee on the date of the Participant's separation from service for any reason other than death, the lump sum payment of the Participant's Post-2004 Account shall, subject to Section 5.15, be paid on the first day of the seventh (7th) calendar month following the calendar month in which the Participant separates from service.  The provisions of this Section 5.6 shall not apply to the Participant's Post-2004 Account unless the Participant's interest in all other plans, agreements, methods, programs or arrangements that must be aggregated under Treasury Regulation Section 1.409A-1(c)(2) with the Participant's respective interests in the Plan are terminated and liquidated in their entirety at the same time as the lump sum payment under this Section 5.6.

5.7      Form of Payment.  The Stock Equivalent Portion of a Participant's Account shall be distributed in shares of Common Stock (subject to the aggregate limitation on shares available under the Plan).  For this purpose, 7,650,000 shares of Common Stock are reserved for delivery hereunder.  Such shares may be newly-issued shares, treasury shares, or shares acquired on the open market.  All other benefits under this Plan shall be paid by negotiable check or other cash equivalent from the trust (if any) or other general funds of the Employer.

In the event of any stock dividend, stock split, share combination, spinoff, reorganization, recapitalization, merger or other transaction involving the Company, the number of shares of Common Stock reserved under this Plan shall be adjusted by the Board, in its discretion, as the Board deems appropriate to reflect such transaction.

5.8       Death of a Participant.  In the event of the death of a Participant prior to distribution of all amounts otherwise payable to the Participant hereunder, the Participant's Beneficiary or Beneficiaries shall, subject to Section 5.15, receive or commence to receive on the January 31 of the calendar year after the Plan Administrator receives notice of the Participant's death, distribution of all vested amounts credited to the Participant's Account, in the method such amounts would have been paid to the Participant, provided that, if for any reason the distributee of benefits is an estate, the Plan Administrator shall pay to the estate in a single lump sum the entire balance of the Participant's Pre-2005 Account that is distributable to the estate and in reliance on the distribution election transition rule set forth in IRS Notice 2005-1, Q&A-19(c), which rule was extended until December 31, 2007 by IRS Notice 2006-79, the Plan Administrator shall also pay to the estate in such circumstances the entire balance of the Participant's Post-2004 Account that is distributable to the estate provided that such payment is made prior to December 31, 2007.  Each Participant may designate a Beneficiary or Beneficiaries to receive payment of his benefits under this Plan in the event of his death, and may revoke or change such designation, in accordance with such procedures as the Plan Administrator shall promulgate. A Participant may revoke his designation of Beneficiary (without the consent of any Beneficiary) and make a new designation of Beneficiary by filing a new form with the Plan Administrator.  A properly completed and executed change in a designation of Beneficiary shall take effect immediately upon being filed with the Plan Administrator during the Participant's lifetime.  If upon a Participant's death no valid designation of Beneficiary is on file with the Plan Administrator, or if a Beneficiary dies before payments are completed and there are no living contingent or successive Beneficiaries, then any remaining payments under this Plan shall be made (1) to the Participant's surviving spouse, if any, or (2) if there is no surviving spouse, then to the Participant's estate.  For purposes of the immediately preceding sentence, a Beneficiary or surviving spouse who makes a "qualified disclaimer" (as such term is defined in Code Section 2518(b)) that meets the requirements of Code Section 2518(b) and that is valid under applicable state law shall be treated as dying before the Participant, provided that such disclaimer is actually received by the Plan Administrator prior to the payment of any death benefits under the Plan.

5.9       Domestic Relations Orders.  Any claim against benefits hereunder for child support, spousal maintenance or alimony pursuant to a "domestic relations order" (as defined in Code Section 414(p)(1)(B) shall be processed hereunder in the same manner as would a claim for corresponding benefits under the EDS 401(k) Plan.  Such claim shall be administered by the Plan's third-party recordkeeper.  Any benefits assigned pursuant to a claim approved by the Plan's third-party recordkeeper under this Section 5.9 shall, subject to Section 5.15, be paid to the assignee on the first day of the calendar month following the calendar month in which the claim has been approved by such claims administrators.

5.10     Postponed Distributions.  Notwithstanding the preceding sections of this Article V, the Plan Administrator may, with respect to a Participant's Pre-2005 Account, postpone until after such period any distribution which would otherwise be made in a period in which the Participant would be prohibited (by Company policy or otherwise) from acquiring or disposing of equity securities of an Employer.  Further, with respect to a Participant's Post-2004 Account and notwithstanding the preceding sections of this Article V, the Plan Administrator will, effective for distributions occurring on or after January 1, 2006, postpone the distribution of a Participant's Account where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the distribution shall be made at the earliest date on which the Company reasonably anticipates that the making of the payment will not cause such violation.

5.11     Claims for Benefits.  In the event that a Participant or Beneficiary claims to be eligible for benefits, or claims any rights hereunder, the Participant or Beneficiary must complete and submit such claims forms and supporting documentation as shall be required by the Plan Administrator, in its sole discretion.  The Plan Administrator shall decide each claim and give the person making the claim (a "Claimant") written notice of the disposition of the claim within 90 days after the claim is filed.  If the Plan Administrator denies a claim, the notice of denial shall be in writing, shall contain the specific reason or reasons for the denial of the claim, shall contain a specific reference to the pertinent Plan provisions upon which the denial is based, shall contain a description of any additional material or information necessary for the claimant to perfect the claim along with an explanation why such material or information is necessary, and shall contain an explanation of these claims review procedures.

Within 60 days after receipt by the Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Committee for a full and fair review of the denial of the claim for benefits.  In connection with a Claimant's appeal of the denial of the benefit, the Claimant may review pertinent documents and may submit issues and comments in writing.  The Committee shall deliver to the Claimant a written decision on the claim promptly, but not later than sixty (60) days after the Claimant's request for review.  Such decision shall be written in a manner calculated to be understood by the Claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent Plan provisions upon which the decision is based.  The decision of the Committee on appeal shall be final, conclusive and binding on all persons.

5.12    Withholding.  A Participant's Employer or the Company shall have the right to deduct applicable taxes (including, but not limited to FICA) from any amounts paid hereunder to a Participant or Beneficiary, and to withhold an appropriate amount of cash or a number of shares of Common Stock or a combination thereof for payment of taxes or to take such other action as may be necessary in the opinion of the Employer or the Company to satisfy all obligations for withholding of such taxes.  Except as set forth in Section 4.3(c)(iii), no taxes shall be deducted from a Participant's deferred Compensation hereunder until the deferred Compensation triggering the taxes is paid to the Participant under the terms of the Plan.  The Plan Administrator may also permit withholding to be satisfied by the transfer to the Company of cash, shares of Common Stock, or other property theretofore owned by the Participant or Beneficiary.

Notwithstanding anything in this Section 5.12 or any other provision of this Plan to the contrary, in the event that the Stock Equivalent rate of return is eliminated pursuant to the provisions of Section 4.4(c), then effective on the date of such elimination, shares of Common Stock may not be used to satisfy any withholding obligations except to the extent permitted by the NYSE Shareholder Approval Requirements or a reasonable interpretation thereof.

5.13    Facility of Payment.  In the event any distribution is payable under this Plan to a minor or other individual who is legally, physically or mentally incompetent to receive such payment, the Plan Administrator in its sole discretion shall pay such benefits to one or more of the following persons:

            (a)        Directly to such minor or other person;

            (b)        To the legal guardian or conservator of such minor or other person;

(c)        To the spouse, parent, brother, sister, child or other relative of such minor or other person for the use of such minor or other person; or

            (d)        To such other person as the Plan Administrator deems appropriate.

The Plan Administrator shall not be required to see to the application of any distribution so made to any of such persons, but the receipt thereof shall be a full discharge of the liability of the Plan, the Committee, the Plan Administrator, the Employers, and the trustee (if any) to such minor or other person.

5.14     Waiver and Release.  The Committee may condition the payment of some or all benefits hereunder on the Participant's entering into a binding release and waiver in such form as the Committee shall permit.

5.15     Distribution Delays.  The payment of a benefit or the commencement of benefit payments under the Plan shall be made or shall begin on the date specified in the Plan, or as soon as administratively practicable thereafter provided that with respect to the Participant's Post-2004 Account such payment or commencement is in the same calendar year that contains the specified date.  However, if for administrative or any other reasons there is a delay in the payment or commencement of payments beyond the date specified in the Plan with respect to a Participant's Post 2004-Account, the payment or commencement of payments shall not be delayed beyond the last day permitted under Treasury Regulation Section 1.409A-3(d) for treating a delayed payment as having been made on the applicable specified payment date.

ARTICLE VI

PAYMENT LIMITATIONS

6.1      Assignment.  No Participant or Beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or any way create a lien on any amounts payable hereunder.  No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

6.2       Change of Control.  Upon the first event constituting a part of the Change of Control ("CIC Event"):

(a)        the members of the Board serving immediately prior to the CIC Event may, in their sole and absolute discretion, direct the Plan Administrator to distribute all amounts credited to the Pre-2005 Accounts of Participants (including all remaining installments for which an installment distribution has commenced) in a single lump sum payment to each Participant, net of investment charges, surrender charges, etc., following which the Pre-2005 Account portion of the Plan shall terminate;

(b)        no changes shall be made to any provisions of this Plan in effect immediately prior to the CIC Event and no new provisions shall be promulgated; and

(c)        Plan amendments shall be subject to the last sentence of the first paragraph of Section 10.1.

Further, upon a CIC Event occurring on or after July 16, 2007 (based on the definition of Change of Control herein with respect to a Participant's Post-2004 Account), the Plan Administrator shall, subject to Section 5.15, distribute all amounts credited to the Post‑2004 Accounts (including all remaining installments for which an installment distribution has commenced) in a single lump sum payment to each Participant within five (5) business days after the CIC Event provided, however, that if a Participant separated from service prior to the CIC Event for any reason other than death and the Participant was a Specified Employee at the time of such separation from service, the Participant's Post‑2004 Account shall not be distributed in a lump sum to the Participant pursuant to this paragraph until the later of the date set forth in this paragraph or, subject to Section 5.15, the first day of the seventh (7th) calendar month following the calendar month in which the Participant separated from service.  For purposes of the distribution provided by the preceding sentence, (i) each unit credited to the Stock Equivalent Portion of a Participant's Post-2004 Account shall be converted to an amount in cash equal to the tender offer, exchange or other purchase price being paid by the acquiring person or persons for a share of the Company's Common Stock in the CIC Event (or in the event there is no such tender offer, exchange or other purchase price being paid in connection with the CIC Event, the closing price of a share of the Company's Common Stock as reported on the New York Stock Exchange on the date of the CIC Event) and (ii) if the Participant was a Specified Employee who separated from service prior to the CIC Event and whose distribution is delayed beyond five (5) business days following the CIC Event pursuant to the preceding sentence, such converted cash amount shall be increased for earnings at the rate of return for the Evergreen Institutional Money Market Fund (or a substantially equivalent money market mutual fund) for the period beginning on the date of the CIC Event and continuing through the date of distribution of the Participant's Post‑2004 Account.

ARTICLE VII

FUNDING AND EXPENSES

7.1      Funding.  Benefits under this Plan shall be funded solely by the Company and its Affiliates.  Benefits hereunder shall constitute an unfunded general obligation of each Participant's respective Employer.  In the event a Participant has been employed by more than one Employer, benefits hereunder shall constitute an unfunded general obligation of the Participant's most recent Employer.  All payments under this Plan shall be deemed made by the Participant's Employer from general assets available to all unsecured creditors of the Employer in the event of its insolvency.  Each Participant has merely the status of a general unsecured creditor of his Employer.

Notwithstanding the foregoing, the Company and the Employers may, but need not create for purposes of this Plan a trust of the type commonly referred to as a "rabbi" trust, which may, but need not, be in substantial conformity to the terms of the model trust published by the Internal Revenue Service in Rev. Proc. 92-64 or any successor thereto.  The Employer may transfer assets to the trustee of such trust to hold and to make distributions under this Plan on behalf of the Employers.  The assets so held in trust shall remain the general assets of the Employers, which are the grantors under the trust.  The rights of Participants and their Beneficiaries under this Plan and the trust shall be exclusively unsecured contractual rights.  No Participant or Beneficiary shall have any right, title or interest whatsoever in the trust.

Notwithstanding the preceding paragraph, no assets shall be transferred to any rabbi or other trust to fund distributions under this Plan for any Participant who is an "applicable covered employee" (as such term is defined in Code Section 409A(b)(3)(D)) during (i) any period during which the EDS Retirement Plan or any successor plan is in "at-risk" status (as such term is defined in Code Section 430(i)), (ii) any period the Company or any Employer is a debtor in a case under Title 11 of the United States Code or similar Federal or State law or (iii) the twelve month period beginning on the date which is six months prior to the date of termination of the EDS Retirement Plan or any successor plan where, as of the date of such termination, such plan is not sufficient for benefit liabilities (within the meaning of section 4041 of the Employee Retirement Income Security Act of 1984, as amended).  In addition, no assets shall be transferred to any rabbi or other trust to fund distributions under this Plan if such transfer would violate the restriction under Code Section 409A(b)(2).

7.2      Creditor Status.  A Participant and his Beneficiary or Beneficiaries shall be general creditors of the Participant's Employer with respect to the payment of any benefit under this Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to the Participant, in which case the Participant and his Beneficiary or Beneficiaries shall look to the insurance carrier or annuity provider for payment, and not to the Employer or any Affiliate.  The Employer's or Affiliate's obligation for such benefit shall be discharged by the purchase and delivery of such annuity or insurance contract.

7.3       Expenses.  The expenses of administering the Plan shall be borne by the Employers, provided that, prior to a CIC Event, the Committee may direct that assets of the trust, if any, shall be applied to pay such expenses.

ARTICLE VIII

ADMINISTRATION

8.1      Committee.  Except for rights and powers expressly reserved to the Board or the Company, the Plan will be administered by the Committee provided that the Committee may designate and authorize a person or entity to exercise the powers set forth in Section 8.2 below and such other powers granted to the Plan Administrator in the Plan.

8.2       Committee Powers.  The Committee shall have the power and authority in its sole and absolute discretion:

(a)       To construe and interpret the Plan, determine the application of the Plan to situations where such application is unclear or disputable, to resolve all questions arising under the Plan (including questions of fact) and make equitable adjustments for any mistakes or errors made in the administration of the Plan; provided that individual exceptions to the provisions of the Plan shall not be permitted;

(b)      To determine all questions arising in the administration of the Plan, including the power to determine the status of individuals as Eligible Employees, the rights of Participants and their beneficiaries and the amount of their respective benefits and such determination, interpretation or other action shall be final and binding for all purposes and upon all persons;

(c)       To adopt, amend and rescind such rules, regulations and forms as it may deem necessary for the proper and efficient administration of the Plan consistent with its purposes, which rules may permit case-by-case determinations;

(d)       To enforce and administer the Plan in accordance with its terms and the rules, regulations and forms it adopts;

(e)       To take such action and establish such procedures as it deems necessary or appropriate to coordinate deferrals and benefits under this Plan and any other plan;

(f)        To select, monitor and prospectively change the rates of return to be credited under the Plan;

(g)       To take such action and establish such procedures as it deems necessary or appropriate to implement Participant elections and designations of rates of return, and to coordinate the Employers' actions, if any, taken to reduce or eliminate the Employers' exposure to market fluctuations;

(h)       To direct the appropriate person to make payments from the Plan;

(i)        To employ such counsel, auditors, actuaries, or other specialists (who may be counsel, auditors, actuaries or other specialists for the Company) and to engage such clerical or other services to the extent such services are not provided by the Company;

(j)        To maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law, and to communicate the terms of the Plan and any material amendments thereto to the Eligible Employees and Participants;

(k)        To do all other things the Committee deems necessary or desirable for the advantageous administration of the Plan and to make the Plan fully effective in accordance with its terms and intent.

8.3       Receipt and Release of Necessary Information.  In implementing the terms of this Plan, the Plan Administrator may, without the consent of or notice to any person, release to or obtain from any other organization or person any information, with respect to any person, which the Plan Administrator deems to be necessary for such purposes.  Any Participant or Beneficiary claiming benefits under this Plan shall furnish to the Plan Administrator such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

8.4       Overpayment and Underpayment of Benefits.  The Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits.  If a Participant or Beneficiary receives an underpayment of benefits, the Plan Administrator shall direct that immediate payment be made to make up for the underpayment.  If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Committee may, in its sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

ARTICLE IX

OTHER BENEFIT PLANS OF AN EMPLOYER

9.1      Other Plans.  Nothing contained in this Plan shall prevent a Participant prior to his death, or his Beneficiary after his death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of an Employer, or which would otherwise be payable or distributable to the Participant or Beneficiary under any plan or policy of an Employer or otherwise.  Nothing in this Plan shall be construed as preventing the Company or any Affiliate from establishing any other or different plans providing for current or deferred compensation for employees.  Benefits provided under this Plan shall not constitute pensionable earnings for purposes of determining contributions or benefits under any plan of the Company intended to "qualify" under Section 401 of the Code, unless specifically provided otherwise in such plan.

ARTICLE X

AMENDMENT AND TERMINATION OF THE PLAN

10.1    Amendment and Termination.  The Committee may amend or terminate this Plan at any time and in its sole discretion, by (and only by) written resolution.  Any such amendment or termination shall be binding on the Employers and all Participants and their Beneficiaries, even though it may be retroactive and applicable to Participants whose employment by the Company or an Employer has terminated.  However, no amendment or termination of the Plan shall adversely affect the right of a Participant to payment of a benefit (including, but not limited to, the payment provided by the last paragraph of Section 6.2) to which the Participant would be entitled (then or thereafter) under the terms of the Plan as in effect immediately before the adoption of such amendment or termination of the Plan, unless such amendment or termination of the Plan in the reasonable judgment of the Committee is required to comply with applicable law or to preserve the tax treatment of benefits under this Plan for the Employers or for the Participant, or is consented to by the affected Participant.  Following the occurrence of a CIC Event, no amendment of the Plan may be made (including, but not limited to, a modification or revocation of any of the provisions in Section 6.2 or of the action, if any, taken by the Board under Section 6.2(a)) without the written consent of the Board serving immediately prior to the CIC Event, except for amendments necessary to comply with applicable law.

Notwithstanding anything herein to the contrary, in the event the Plan is terminated pursuant to this Section 10.1, no payments shall be made from the Participants' Post-2004 Accounts during the twelve month period following the date the Board takes all necessary actions to irrevocably terminate and liquidate the Plan (although payments that would have occurred under the Plan in the absence of the termination of the Plan, including but not limited to the payments required by the last paragraph of Section 6.2, shall be made as otherwise set forth in the Plan) and all amounts in the Participants' Post‑2004 Accounts must be paid to the Participants or their Beneficiaries, as the case may be, during the period of the thirteenth (13th) month through the twenty-fourth (24th) month following the date the Board takes such irrevocable actions.  Further, in the event the Plan is terminated pursuant to this Section 10.1, then (i) the Company and each Affiliate must terminate all other deferred compensation plans, agreements, methods, programs and arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A‑1(c)(2) if the same Participant participated in such other plans, agreements, methods, programs and arrangements, and (ii) for the 3-year period following the date the Board takes all necessary actions to irrevocably terminate and liquidate the Plan, neither the Company nor any Affiliate adopts a new deferred compensation plan, agreement, method, program or arrangement that would be aggregated with the Plan or any other terminated and liquidated plan, agreement, method, program or arrangement under Treasury Regulation Section 1.409A-1(c)(2) if the same Participant participated in both such plans, agreements, methods, programs or arrangements.  Notwithstanding the foregoing, no amounts shall be paid from the Participants' Post-2004 accounts under this Section 10.1 due to Plan termination if the termination of the Plan occurs proximate to a downturn in the financial health of the Company or any Affiliate.

The provisions of this Section 10.1 shall apply to any amendment to or termination of the Plan occurring on or after July 16, 2007.

10.2     Continuation.  The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan to its Employees.

ARTICLE XI

MISCELLANEOUS

11.1    No Reduction of Employer Rights.  Nothing contained in this Plan shall be construed as a contract of employment between the Company or any Affiliate and an employee, or as a right of any person to be continued in the employment of the Company or any Affiliate, or as a limitation of the right of the Company or an Affiliate to discharge any of its employees, with or without cause.

11.2   Indemnification.  The Company hereby indemnifies the Plan Administrator and each member of the Committee against any and all liabilities and expenses, including attorney's fees, actually and reasonably incurred by them in connection with any threatened, pending or completed legal action or judicial or administrative proceeding to which they may be a party, or may be threatened to be made a party, by reason of membership on such Committee or service as Plan Administrator, except with regard to any matters as to which they shall be adjudged in such action or proceeding to be liable for gross negligence or willful misconduct in connection therewith.

11.3     Successors.  All obligations of an Employer under this Plan shall be binding on any successor to such Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

IN WITNESS WHEREOF, the Committee has caused this restatement to be executed this 8th day of August, 2007.

COMPENSATION AND BENEFITS COMMITTEE

OF THE BOARD OF DIRECTORS OF

ELECTRONIC DATA SYSTEMS CORPORATION

By:      /S/ M.E. PAOLUCCI

Michael E. Paolucci, Secretary of the Committee

and Vice President, Global Compensation and

Benefits of the Company